Exhibit 10.47

Fifth & Pacific Companies, Inc.

Restricted Stock Unit Grant Confirmation

Associate Name:	<<Employee Name>>

Associate Empl ID#:	<<Employee ID>>

	Grant Date:	<<Grant Date>>

	Number of Shares:	<<Shares Granted>>

	Grant Price:	U.S. $<<Grant Price>>

	Vesting Schedule:	50% vesting on second anniversary
50% vesting on third anniversary

WHILE EVERY EFFORT HAS BEEN MADE TO ENSURE THE ACCURACY OF THIS INFORMATION, THESE FIGURES ARE SUBJECT TO FINAL AUDIT

THE GRANT OF RESTRICTED SHARES SHALL NOT CONFER ON THE RECIPIENT ANY RIGHT TO CONTINUE IN THE EMPLOY OR OTHER SERVICE OF THE COMPANY, OR AFFECT ANY RIGHT WHICH THE COMPANY MAY HAVE TO TERMINATE SUCH EMPLOYMENT OR SERVICE.

Restricted Stock Unit Grant Certificate — Terms and Conditions

1. Restricted Stock Unit Grant: Pursuant to the provisions of and in accordance with the Fifth & Pacific Companies, Inc. (“FNPC”) stock incentive plan entitled “Liz Claiborne, Inc. 2011 Stock Incentive Plan” (the “2011 Plan”), the Compensation Committee of the Board of Directors of FNPC (the “Committee”) has granted to the Grantee an award of restricted stock units (the “Units”) as specified on the grant confirmation statement.  The Grantee’s award of Units represents an unsecured, conditional future right to receive common shares of FNPC.  Upon termination of the restrictions related thereto, each Unit will be converted into one share of common stock of FNPC subject to the terms and conditions of the 2011 Plan and this Grant Agreement.

2.Voting: The Grantee shall not be a shareholder of record of the Company with respect to the award of Units and shall have no voting rights with respect to the Units.

3.Dividend Equivalents: The Grantee shall not be entitled to receive dividend equivalents in respect of the Units unless otherwise determined by the Committee.

4. No Rights as a Shareholder: Prior to the issuance of the shares pursuant to this Grant Agreement, the Grantee shall not be treated as the owner of the shares, shall not have any rights as a shareholder as to those shares, and shall have only a contractual right to receive them, subject to the terms of the 2011 Plan and this Grant Agreement, and unsecured by any assets of the Company or any Affiliate.

5. Vesting: The Units will vest on the date or dates indicated on the grant confirmation statement (the “Vesting Date”), provided in each case, that the Grantee is then and has at all times remained an employee of the Company since the Grant Date.

6. Delivery of Vested Shares: As soon as practicable after each Vesting Date subject to Section 13 (Withholding  Taxes), the Company shall cause a number of shares of Common Stock of the Company equal to the number of vested Units to be issued in the name of the Grantee, by book entry registration at the Company’s transfer agent.  The Grantee shall have all the rights of a stockholder with respect to the shares of Common Stock once the Units have become vested.

7. Brokerage Account: The Grantee remains responsible for any local legal compliance requirements resulting from his or her receipt of the Units his or her subsequent ownership and possible sale of the shares of Common Stock of the Company and the opening and use of a US brokerage account.

8. Market Fluctuations: The Company is not responsible for foreign exchange fluctuations between the Grantee’s local currency and the US dollar nor is the Company liable for any decrease in the value of the Company’s Common Stock.

9. Transferability: The Grantee may not sell, assign, transfer, pledge or otherwise encumber or dispose of the Units.

10. Forfeiture upon Termination of Employment: Upon termination of the Grantee’s employment with the Company for any reason, any unvested Units will be forfeited and, the Grantee shall not be entitled to any payment whatsoever under this Grant Agreement or provisions of the 2011 Plan relating to this Grant Agreement in connection with such forfeiture.

11. No Acquired Rights: The Units do not entitle the Grantee to any benefit other than specifically granted under the 2011 Plan or to any future awards or other benefits under the 2011 Plan or any similar 2011 Plan.  The Units do not become part of the employment contract or any other working arrangement with the Grantee’s employer and the Units are no guarantee of continued employment. Nor do the Units or any future awards become a term or condition of employment, unless prescribed by local law.  Moreover, any benefits granted under the 2011 Plan are not part of Grantee’s ordinary compensation, and will not be considered as part of such compensation in the event of severance, redundancy or resignation.

The Grantee understands and hereby accepts that the benefits granted under the 2011 Plan are granted entirely at the discretion of the Committee and that the Company retains the right to amend or terminate the 2011 Plan, and/or the Grantee’s participation therein, at any time, at the Company’s sole discretion and without notice.

12. Notice: A notice will be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

12.1. Notice by the Grantee: The Grantee shall give any notice to the Company in writing and shall address the Chief Legal Officer, Fifth & Pacific Companies, Inc., 5901 West Side Avenue, North Bergen, NJ 07047, North Bergen, NJ 07047, or at such other address as the Company may designate to the Grantee by notice according to Section 12.2.

12.2. Notice by the Company: The Company shall address any notice to the Grantee at the address set forth beneath his or her signature hereto, or at such other address as he or she may designate to the Company by notice according to Section 12.1.

13. Withholding Taxes: As soon as the Units become vested in accordance with the terms and conditions of the 2011 Plan and the Grant Agreement, and upon the written request of the Grantee, the Company shall automatically withhold from the Grantee’s account a number of shares having a Fair Market Value on the Vesting Date, rounded to the nearest whole share, equal to an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related to the expiration of restrictions on such shares.

Alternatively, the Grantee may remit such amount in cash to the Company.

14. Successors and Assigns: This Grant Agreement is binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the heirs and personal representatives of the Grantee.

15. Data Privacy: For the purpose of implementing the 2011 Plan and administering the Units, the Grantee by signing this Grant Agreement explicitly consents to the collection, processing and transfer, electronically of otherwise, of personal data by the Company, and its affiliates as necessary.  Moreover, the Grantee acknowledges and agrees by signing this Grant Agreement that personal data, (including but not limited to: Grantee’s name, home address, telephone number, employee number, employment status, tax identification number, data for tax withholding purposes) may need to be transferred to third parties assisting the Company with the implementation of the 2011 Plan and the administration of the Units. The Grantee by signing this Agreement expressly authorizes such transfer to and processing by third parties. Moreover, the Grantee understands and acknowledges that the Company may need to transfer Grantee’s personal data to countries other than his or her country of employment including the United States of America.

The Company will only hold the Grantee’s personal data as long as is necessary to implement, administer the Grantee’s Units.  The Grantee may, at any time, request a list with the names and addresses of any third party recipients of his or her personal data, view his or her personal data, request additional information about the storage and processing of his or her personal data, require any necessary amendments to his or her personal data and refuse or withdraw the consents herein, without cost, by contacting in writing the Company’s legal department representative.  However, Grantee acknowledges that refusing or withdrawing his or her consent to the above described processing and transfer may affect Grantee’s ability to receive Units under the 2011 Plan.

16. Prevailing 2011 Plan Provisions: The Grant Agreement is subject to all the terms and provisions of the 2011 Plan. Without limiting the generality of the foregoing, the Grantee hereby agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the 2011 Plan or any award hereunder or the Grant Agreement. All capitalized terms used in the Grant Agreement have the meaning set forth in the 2011 Plan, unless the context requires a different meaning. In the event that there is any inconsistency between the provisions of the Grant Agreement and the 2011 Plan, the provisions of the 2011 Plan will govern.

17. Governing Law: The Grant Agreement will be interpreted, construed and administered in accordance with the laws of the State of Delaware.

18. Receipt of Grant materials and Translation: The Grantee hereby acknowledges that he or she has received a copy of these terms and conditions relating to the Units and the shares of Common Stock of the Company under the 2011 Plan. To the extent that the Grantee has been provided with this Grant Agreement and/or any other explanatory materials in a language other than English, the English language version of this Grant Agreement will prevail in case of any discrepancies or ambiguities due to translation.